Exhibit 4.2

AMENDMENT

To

THE VAPOR CORP.

2015 EQUITY INCENTIVE PLAN

WHEREAS, Vapor Corp. (the “Company”) sponsors and maintains the Vapor Corp. 2015 Equity Incentive Plan (the Plan”);

WHEREAS, the Board of Directors of the Company (“Board”) has the authority, pursuant to Section 13.1 of the Plan, to amend the Plan; and

WHEREAS, the Board now desires to revise and specify the number of shares subject to the Plan;

NOW THEREFORE, the Plan is hereby amended as set forth below.

1:	Article 4 of the Plan is hereby revised to read as follows:

“4. Shares Subject to the Plan.

4.1. Subject to adjustment in accordance with Section 11, a total of 100,000,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan, 3.57 of which shall be available to be issued as Incentive Stock Options. During the term of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2. Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3. Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one year period, Options to purchase Common Stock and SARs with respect to more than 50,000,000,000 shares of Common Stock in the aggregate or any other Awards with respect to more than 50,000,000,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall count toward the individual share limit set forth in this Section 4.

4.4 Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award.”

2.	In all other respects the Plan shall remain in full force and effect.

/s/ Anthony Panariello	/s/ Clifford Friedman
Anthony Panariello	Clifford Friedman

/s /Jeffrey Holman
Jeffrey Holman

Dated: November 21, 2016